Exhibit 10.9

SITE CENTERS CORP.

DIRECTOR RESTRICTED SHARE UNITS AWARD AGREEMENT

This DIRECTOR RESTRICTED SHARE UNITS AWARD AGREEMENT (this “Agreement”) is made as of ______, 20__, by and between SITE Centers Corp., an Ohio corporation (the “Company”), and __________ (the “Grantee”).

1.
Certain Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings given to such terms in the SITE Centers Corp. 2019 Equity and Incentive Compensation Plan (the “Plan”).
2.
Grant of Restricted Share Units. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee or the Board, as applicable, and for no separate purchase price, the Company has granted to the Grantee as of _____, 20__ (the “Date of Grant”) __________ Restricted Share Units of the Company (such grant, the “RSUs”). Each RSU shall represent the right of the Grantee to receive one Common Share subject to and upon the terms and conditions of the Plan and this Agreement.
3.
Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein shall be transferable prior to when such RSUs become Vested pursuant to Section 4 hereof other than by will or pursuant to the laws of descent and distribution.
4.
Vesting of RSUs.
a.
The RSUs covered by this Agreement shall become nonforfeitable and subject to payment pursuant to Section 5 hereof (“Vested,” or similar terms) in substantially equal thirds on the first three anniversaries of the Date of Grant, in each case conditioned upon the Grantee’s continuous service on the Board through such date (the period from the Date of Grant through the third anniversary of the Date of Grant, the “Vesting Period”). Any portion of the RSUs that does not so become Vested will be forfeited, including (except as provided in Section 4(b) or Section 4(c) below) if the Grantee ceases to continuously serve on the Board prior to the Vesting of such portion of the RSUs.
b.
Notwithstanding Section 4(a) above, the RSUs shall become immediately Vested in full if the Grantee should die or become Disabled prior to the end of the Vesting Period while the Grantee is continuously serving on the Board (to the extent the RSUs have not previously become Vested).
c.
Notwithstanding Section 4(a) above, the RSUs shall become immediately Vested in full if a Change in Control occurs prior to the end of the Vesting Period while the Grantee is continuously serving on the Board (to the extent the RSUs have not previously become Vested).
d.
For purposes of this Agreement, “Disabled” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
5.
Form and Time of Payment of RSUs.
a.
Payment of the RSUs, after and to the extent they have become Vested, shall be made in the form of Common Shares, and shall occur within 30 days following the date on which such RSUs become Vested pursuant to Section 4 hereof.
b.
Except to the extent provided by Section 409A of the Code and permitted by the Committee, no Common Shares may be issued to the Grantee in payment of the RSUs at a time earlier than otherwise expressly provided in this Agreement.

c.
The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Shares (and dividend equivalents) corresponding to such RSUs.
6.
Dividend Equivalents; Voting and Other Rights.
a.
The Grantee shall have no rights of ownership in the Common Shares underlying the RSUs and no right to vote the Common Shares underlying the RSUs until the date on which the Common Shares underlying the RSUs are issued or transferred to the Grantee pursuant to Section 5 above.
b.
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become Vested and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Common Shares in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the record date for the Company paying a cash dividend (if any) to holders of Common Shares generally, the Grantee shall be entitled to a current cash payment equal to the value of the product of (x) the dollar amount of the cash dividend paid per Common Share on such date and (y) the total number of unpaid RSUs covered by this Agreement. Such dividend equivalents (if any) shall be paid in cash to the Grantee within 30 days following the date that the Company pays the cash dividend (if any) to holders of Common Shares generally.
c.
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
7.
Adjustments. The terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment as provided in Section 11 of the Plan.
8.
Taxes. The Grantee will be solely responsible for the payment of all taxes that arise with respect to the granting and payment of the RSUs, including the payment of any Common Shares and/or dividend equivalents.
9.
Compliance With Securities Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any RSUs pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
10.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement, the RSUs and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement, the RSUs and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement, the RSUs or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Holder). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
11.
No Right to Future Awards or Board Membership. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Grantee any right to continued service as a member of the Board.
12.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

13.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
14.
Relation to Plan. This Agreement is made and the RSUs evidenced hereby are granted under and pursuant to, and they are expressly made subject to all of the terms and conditions of, the Plan, notwithstanding anything herein to the contrary. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee or the Board, as applicable, acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
15.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.
Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
17.
Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
18.
Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
19.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

SITE CENTERS CORP.

By:

Name:
Title:

Grantee Acknowledgment and Acceptance

By:

Name: